Exhibit 12.1

Statement of Computation re: Ratio of Earnings to Fixed Charges (1)

						Three Months
				For the Years Ended December 31,		Ended
	2004	2003	2002	2001	2000	March 31, 2005
Adjusted Earnings (2):
Earnings (losses) before minority interest and equity income (loss)	$(57,190)	$(68,998)	$(67,876)	$(60,362)	$(82,189)	$(13,287)
Fixed Charges	10,833	13,394	22,706	27,988	27,055	1,827

Adjusted earnings (losses)	$(46,357)	$(55,604)	$(45,170)	$(32,374)	$(55,134)	$(11,460)
Fixed Charges:
Interest expense	$9,761	$12,173	$21,661	$26,826	$26,619	$1,536
Assumed interest element included in rent expense (3)	1,072	1,221	1,045	1,162	436	291

Total Fixed Charges	$10,833	$13,394	$22,706	$27,988	$27,055	$1,827
Earnings available to cover fixed charges	$(46,357)	$(55,604)	$(45,170)	$(32,374)	$(55,134)	$(11,460)
Fixed Charges	10,833	13,394	22,706	27,988	27,055	1,827
Ratio (if greater than 1 to 1)
Deficit in dollars (if ratio less than 1 to 1)	$(57,190)	$(68,998)	$(67,876)	$(60,362)	$(82,189)	$(13,287)

(1)	CompuCom was sold on October 1, 2004 and treated as discontinued operations as of September 30, 2004. The fixed charge coverage ratio assumes Compucom is excluded for all periods presented.

(2)	Adjusted Earnings includes earnings (losses) before other income (loss), impairment-related party, interest income, interest expense, income taxes, minority interest and equity (income) loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rent expense that we believe to be representative of interest.

(3)	Total rent expense for the year multiplied by twenty percent. This is the portion of rental expense we believe to be representative of interest.

Pro Forma Ratio of Earnings to Fixed Charges

Year Ended
December 31,
2004
Adjusted Earnings (2):
Earnings (losses) before minority interest and equity income (loss)	$(57,190)
Fixed Charges	6,462

Adjusted earnings (losses)	$(50,728)
Fixed Charges:
Interest expense	$5,390
Assumed interest element included in rent expense (3)	1,072

Total Fixed Charges	$6,462
Earnings available to cover fixed charges	$(50,728)
Fixed Charges	6,462
Ratio (if greater than 1 to 1)
Deficit in dollars (if ratio less than 1 to 1)	$(57,190)